Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-273424, 333-270191, 333-160371, 333-225955, 333-279235, 333-279237 and 333-279238 on Form S-8 and Registration Statement No. 333-283985 on Form S-3 of our report dated February 25, 2025, relating to the consolidated financial statements of Columbia Banking System, Inc., and the effectiveness of Columbia Banking System, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Columbia Banking System, Inc., for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Portland, Oregon
February 25, 2025